Exhibit 10.19

EXECUTION VERSION

CONFIDENTIAL

THE TECHNOLOGY PARTNERSHIP PLC

AND

QBD (QS-IP) LIMITED

MASTER DEVELOPMENT AGREEMENT

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EXECUTION VERSION

THIS MASTER DEVELOPMENT AGREEMENT is made on 4 January 2010

BETWEEN:

(1)	THE TECHNOLOGY PARTNERSHIP PLC, a company incorporated in England and Wales (registered no. 3304950), whose registered office is at Melbourn Science Park, Melbourn, Hertfordshire, SG8 6EE (“TTP”); and

(2)	QBD (QS IP) LIMITED, company registered and incorporated in Jersey (Registered No. 109469), whose registered office is at PO BOX 1075, Elizabeth House, 9 Castle Street, Jersey, JE4 2PQ (“QBD-IP”).

WHEREAS

(A)	QBD-IP develops, manufactures and sells medical diagnostic products and reagents and is in the process of developing a blood diagnostic platform based on microarray technology.

(B)	In order for QBD-IP to complete development of its microarray based blood diagnostic platform QBD-IP needs to develop a process for manufacturing microarrays and a system that implements this manufacturing process.

(C)	TTP is a technology, systems and product development company which possesses, inter alia, proprietary piezoelectric printing technologies.

(D)	QBD-IP has requested that TTP further develop, and TTP has agreed to further develop for QBD-IP, the MMS (as defined below) on the terms and conditions set out below.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate” means any company, partnership or other business entity which Controls, is Controlled by or is under common Control with either Party. For the purposes of this definition, “Control” refers to any of the following (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; (ii) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (iii) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity;

“Agreement” means this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this document;

“Bespoke Materials” means the Bespoke Software, the Outline Project Plan and each Detailed Phase Work Programme, the Deliverables and all other materials produced by TTP or a Sub- Contractor under or in connection with this Agreement;

“Bespoke Software” means any additions, modifications, enhancements or alterations to the TTP Software, and any additional software, developed by TTP or a Sub-Contractor under or in connection with this Agreement;

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“Budget” means the estimate of Development Cost to be paid to TTP for performing a Detailed Phase Work Programme, as determined under Sections 3 and 5;

“Change” means any change to a Schedule, a Deliverable, a Target Specification(s), a Detailed Phase Work Programme or a Budget;

“Change Control Note” means a complete statement of the amendments to a Schedule(s), a Deliverable(s), Target Specification(s), an Objective(s), a Detailed Phase Work Programme(s), a Test Plan and/or a Budget(s) that are necessary to reflect the implementation of a proposed Change and the time at which each amendment will take effect, together with a breakdown and detailed explanation of any costs likely to be incurred by TTP in implementing the proposed Change all in the form set out in Part C of Schedule 6;

“Change Request” means a document in the form set out in Part B of Schedule 6 setting out:

(a)	a brief description of a Change;

(b)	the reason for making the Change; and

(c)	an indication of anticipated consequential Changes;

“Competent Authority” means any national or local agency, authority (including a listing authority in relation to a stock exchange), department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any country having jurisdiction over either any of the activities contemplated by this Agreement or over the Parties. For clarity Competent Authority includes any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the United States Food and Drug Administration, in any country involved in the granting or receipt as the case may be of approvals required to market and sell Microarrays;

“Confidential Information” means all information of a confidential nature disclosed (by whatever means, directly or indirectly) by QBD-IP and its Affiliates to TTP or a Sub-Contractor or by TTP or a Sub-Contractor to QBD-IP and its Affiliates, after the Effective Date, including any information relating to Intellectual Property Rights, products, operations, processes, plans, intentions, product information, market opportunities or business affairs of the person making the disclosure or its group undertakings, sub-contractors, suppliers, customers, clients or other contacts. Information which is disclosed orally shall not be considered confidential unless confirmed as confidential in writing by the Disclosing Party within forty five (45) days of disclosure. The terms of this Agreement shall be considered the Confidential Information of both Parties;

“Core Project Team” means the Project Managers of QBD-IP and TTP and other key team members from QBD-IP and TTP, selected by their respective Project Managers, as may be appropriate for the discussion and review of project progress;

“Deliverables” means the Functional Deliverable and/or the Documented Deliverables to be produced by TTP in a given Phase as will be specified in Schedule 3 and as amended by the Parties from time to time to reflect later phases or any Change and “Deliverable” means any one of them;

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“Detailed Phase Work Programme” the detailed plan of TTP’s activity for the development of the MMS during a particular Phase, including a detailed work programme for such Phase, the Budget for such Phase, the Objective and/or the Target Specification(s) (as applicable) for each Deliverable for such Phase and, where applicable the necessary Test Plans. At the Second Amendment Effective Date the Parties are in the process of finalising the Detailed Phase Work Programme for Phase 3 based on a proposal by TTP dated 25 October 2013 and attached at Schedule 2 for guidance but intended not to be legally binding. Once the Detailed Phase Work Programme has been agreed it will be deemed attached at Schedule 2 and the associated Deliverables will be added at Schedule 3 and they will constitute the legally binding documents contemplated by this Agreement.

“Development Costs” means costs and expenses associated with the performance of the activities set out in a Detailed Phase Work Programme including Professional Fees and Materials Costs and Third Party Costs;

“Development Programme” means the program to develop the MMS through the phases described in the Outline Project Plan and further detailed in the Detailed Phase Work Programme corresponding to each Phase;

“Disclosing Party” means the Party which discloses Confidential Information to the other Party;

“Documented Deliverable” means a Deliverable which is indicated as being a Documented Deliverable in Schedule 3 or in a Detailed Phase Work Programme from time to time. Documented Deliverables will be delivered in document form. Examples of Documented Deliverables include Objectives, engineering specification(s) and Test Plans;

“Due Date” means, in respect of an event, the target date set out in the relevant Detailed Phase Work Programme, (as amended by agreement between the Project Managers pursuant to Section 5.3 from time to time), by which the event is planned to take place;

“Effective Date” means 4 January 2010;

“Force Majeure Event” means an event beyond the reasonable control of the Party affected by it, its sub-contractors and suppliers which cannot reasonably be anticipated by, that Party, including strikes, lock-outs and labour disputes (but excluding strikes, lock-outs and labour disputes involving the employees of that Party, its sub-contractors or suppliers), acts of God, war, riot, civil commotion, malicious damage (but excluding malicious damage caused by the employees of that Party, its sub-contractors or suppliers), accident, fire, flood or storm;

“Functional Deliverable” means a Deliverable which is indicated as being a Functional Deliverable in Schedule 3 or in a Detailed Phase Work Programme from time to time. Examples of Functional Deliverables include prototype instruments, pilot systems and software;

“Intellectual Property Rights” means:

(a)	trade marks, service marks, registered designs, Patent Rights, trade and business names (including internet domain names and email address names), unregistered trade marks and service marks, copyrights and related rights, know-how, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), rights in unregistered designs and inventions and all other intellectual property rights; and

(b)	rights of the same or similar effect or nature as those in paragraph (a) that subsist or will subsist now or in the future,

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in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights in any jurisdiction, but excluding Moral Rights;

“Intellectual Property Rights Agreement” means the Agreement entered into between the Parties on or around the date of this Agreement which sets out the terms and conditions relating to Intellectual Property Rights concerning the MMS and the development thereof.

“Legal Requirement” means any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority including any amendment, extension or replacement thereof which is from time to time in force;

“Material Costs” means the fairly allocated costs of any materials or expenses or equipment required by TTP or purchased by TTP to carry out the Development Programme or any part thereof, but only to the extent that the equipment is actually used by TTP in meeting its obligations under the Development Program, or purchased specifically for the Development Programme;

“Microarray” means an orderly collection of miniaturised (greater than [***] micrometers and less than [***] micrometers in diameter) chemical reaction areas the optical detection of which are used to test for the presence of and/or quantify the level of DNA fragments, antibodies, peptides/proteins or cell fragments in a given starting material;

“MMS” means a Microarray manufacturing system;

“Moral Right” means moral rights of the author of a copyright work (including a right to be identified as the author of the work or to object to derogatory treatment of work) in any jurisdiction;

“Objective” means the criteria to be met by a Documented Deliverable;

“Outline Project Plan” means the outline project plan for the development of the MMS set out in Schedule 1;

“Parties” means QBD-IP and TTP and “Party” means either of QBD-IP or TTP.

“Patent Rights” means

(a)	all national, regional and international patents and patent applications, including provisional patent applications,

(b)	all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications,

(c)	any and all patents that have issued or in the future issue from the foregoing patent applications (a) and (b), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention,

(d)	any and all extensions or restorations by existing or future extension or restoration

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mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (a), (b) and (c), and

(v)	any similar rights, including so-called pipeline protection (where the subject matter previously disclosed was not previously patentable in a particular jurisdiction but subsequently becomes patentable subject matter in such jurisdiction), or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Phase” means, in relation to the development of the MMS, one of the discrete development phases as described in outline in the Outline Project Plan;

“Phase Completion” has the meaning given to it in Section 4.2.2;

“Phase Data Package” has the meaning given to it in Section 4.2;

“Principles and Standards” means the principles and standards to which TTP is to perform its work under each Detailed Phase Work Programme. The Principles and Standards are set out in Schedule 4;

“Professional Fees” means the fee charged by TTP for time of engineers and scientists working on the Development Programme but excluding Material Costs. The fee costs to be charged by TTP for time of engineers and scientists and the estimated Professional Fees are set out in Schedule 2. TTP shall inform QBD-IP of changes to the Professional Fees rates in writing from time to time;

“Project Manager” means the nominee of TTP or QBD-IP (as the case may be) appointed in accordance with Sections 5.3 to 5.5;

“QBD-IP Site(s)” means the premises at which the MMS is to be installed, namely the Quotient Suisse S.A. site in Eysins, Switzerland, or other sites as may be added as appropriate;

“Recipient Party” means a Party which receives Confidential Information from another party;

“Second Amendment Effective Date” means 4 March 2014;

“Software” means Standard Software and Bespoke Software or each or any of them as the context requires;

“Source Code” means the source code of the software to which it relates, in the language in which the software was written reasonably commented and together with supporting technical documentation the scope of which will be agreed in advance and documented in the Detailed Phase Work Programme;

“Standard Software” means those software programs comprising of TTP Software and any or all corrections and/or enhancements thereto originated by and/or available to TTP during the course of this Agreement;

“Sub-Contractor” means a sub-contractor of TTP in relation to the performance of TTP’s obligations under this Agreement;

“SureDropArray Technology” means the TTP technology that is multi-channel piezoelectric droplet ejection technology as originally described in patent GB0922371.0 and forming part of the TTP Background Intellectual Property; and

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“SureDrop Technology” means TTP’s technology based on a single-channel implementation of the “Chamberless” invention as described in the patent family including EP0615470 and as described further in the TTP Patent Rights, and including TTP know-how relating to single-channel piezoelectric droplet ejection technology. For the avoidance of doubt, SureDrop Technology does not include other TTP droplet generating or printing technologies;

“Target Specification” means the target criteria to be met by a Functional Deliverable as specified in the Detailed Phase Work Programme from time to time, including as agreed by the Parties, user specifications, functional specifications and design specifications;

“Test Plan” means, in relation to the testing of a Functional Deliverable, a document described in the Detailed Phase Work Programme setting out the procedures for testing that Functional Deliverable, based on the Target Specification therefor and shall include factory assessment tests and site acceptance tests as agreed by the Parties;

“Third Party Costs” means any costs incurred by TTP for provision of services from third parties in relation to the performance of the Development Programme not including TTP’s or TTP’s Affiliates’ direct Professional Fees;

“TTP Personnel” means the personnel used by TTP and the Sub-Contractors to perform TTP’s obligations under this Agreement; and “TTP Person” shall be construed accordingly;

“TTP Print Head” means print heads incorporating SureDrop Technology or SureDropArray Technology and associated fluid feed and drive electronics;

“TTP Site(s)” means the TTP location or locations where the Development Programme is to be carried out (other than the QBD-IP Site(s)), as identified in the Detailed Phase Work Programme, or other sites as may be added as appropriate;

“TTP Software” means that part of the Software which is TTP’s proprietary software included in the Bespoke Materials (including all enhancements and corrections of the same);

“Value Added Tax” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere;

“Working Day” means a day other than a Saturday, Sunday or English or Scottish public holiday.

1.2	In this Agreement, a reference to:

1.2.1	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made or other thing done under the statutory provision before the date of this Agreement;

1.2.2	a document is a reference to that document as modified or replaced from time to time;

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1.2.3	a person includes a reference to a government, state, state agency, corporation, body corporate, association or partnership; and to that person’s legal personal representatives, successors and permitted assigns;

1.2.4	the singular includes the plural and vice versa (unless the context otherwise requires);

1.2.5	the word “include” or “including” is to be construed without limitation;

1.2.6	a Section, schedule or paragraph, unless the context requires otherwise, is a reference to a Section of, a schedule to or a paragraph of a schedule to this Agreement;

1.2.7	a restriction on either Party is to be construed so as to require that Party to abide by the restriction and (where relevant) to procure that its Affiliates do so and TTP shall ensure that the Sub-Contractors do so; and

1.2.8	an obligation of either Party:

(a)	to indemnify any person is to be construed as including an obligation to keep that person indemnified; and

(b)	to indemnify any person against a liability is to be construed as including an obligation to indemnify that person against each loss, liability and cost incurred as a result of defending or settling a claim alleging that liability.

1.3	The Sections in the body of this Agreement include various references to the Schedules, incorporating into the Sections rights and obligations of the Parties set out in the Schedules. To the extent that particular rights and obligations allocated to the Parties in the Schedules are not incorporated in the Sections by such references, those rights and obligations nevertheless form part of this Agreement.

1.4	If there is a conflict or inconsistency between the Sections in the body of this Agreement and the Schedules, the Sections prevail.

1.5	The headings in this Agreement do not affect its interpretation.

2.	PERFORMANCE OF DEVELOPMENT PROGRAMME

2.1	TTP shall on the timescale agreed in writing between the Parties initiate performance of the Detailed Phase Work Programmes agreed and set out in Schedule 2 from time to time under Section 3.6.

2.2	TTP shall be responsible for performing the Development Programme as follows:

2.2.1	TTP shall carry out each Detailed Phase Work Programme in accordance in all material aspects with the Principles and Standards and shall use reasonable endeavours to deliver to QBD-IP Deliverables which meet the applicable Objective(s) and/or Target Specifications) in accordance with the timescales agreed between the Parties set out in each Detailed Phase Work Programme; and

2.2.2	keeping or causing to be kept written notebooks and other records and reports of the progress of each Detailed Phase Work Programme and its activities under each

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Detailed Phase Work Programme in sufficient detail for all purposes including Patent purposes. Such notebooks and other records must properly reflect the work done on the Development Programme and the results achieved thereunder.

2.3	It is acknowledged that TTP shall have the right to make operational decisions as to how to undertake the work described in each Detailed Phase Work Programme.

2.4	TTP may sub-contract the performance of any of its obligations under this Agreement on the following terms:

2.4.1	TTP may sub-contract the performance of any of its obligations under this Agreement to one or more persons under direct contracts between TTP and those persons provided that (i) save in the case of AGR Automation Limited at all times the majority of the work carried out in the performance of TTP’s obligations under this Agreement (by person days) is carried out by employees of TTP or an Affiliate of TTP; and (ii) AGR Automation Limited shall be a permitted Sub- Contractor of TTP to carry out the work on the Development Programme contemplated in Schedule 2.

2.4.2	except for the sub-contracts permitted under Section 2.4.1, TTP may not sub-contract the performance of any of its obligations under this Agreement unless it first obtains QBD-IP’s written consent. QBD-IP shall not unreasonably withhold or delay that consent.

2.4.3	Sub-Contractors may not be permitted to further sub-contract their obligations without the prior written consent of QBD-IP, such consent not to be unreasonably withheld or delayed;

2.4.4	notwithstanding the grant of any sub-contract, TTP is responsible to QBD-IP for the performance and observance of all its obligations under this Agreement. This means, inter alia, that (i) as between TTP and the Sub-Contractor, all results emerging from such sub-contracted work and any related Intellectual Property shall be owned by TTP, and (ii) each Sub-Contractor must be obligated in terms the same as Section 26 (Confidentiality);

2.4.5	Notwithstanding the above, the Parties have specifically agreed the terms of the contract between TTP and AGR Automation Limited (“AGR Contract”) given its significance and value. While TTP shall have responsibility for managing the performance of the AGR Contract, it shall not be liable in any way (including in contract, tort, breach of statutory duty or otherwise) for any breach or negligent performance of the AGR Contract by AGR Automation Ltd. If a breach or other non-performance of the AGR Contract is considered to be occurring, TTP shall promptly notify QBD-IP of the same and TTP shall first attempt to resolve the position with AGR in accordance with the terms of the AGR Contract. In the event that litigation proceedings become necessary against AGR Automation Ltd, TTP shall initiate and conduct the proceedings in accordance with the instructions of QBD-IP and QBD-IP shall promptly reimburse TTP against all costs and expenses incurred by TTP in relation to such litigation against sight of the invoices for such costs and expenses.

2.4.6	For the purposes of this Section 2.4, sourcing the fabrication of components using established processes or methods of TTP shall not be considered sub-contracting and TTP may freely commission Sub-Contractors to provide such fabrication services without requiring consent from QBD-IP. The potential impact of such sourcing shall be discussed by the Core Project Team.

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2.5	TTP shall carry out testing in respect of each Functional Deliverable at the site(s) specified in the relevant Detailed Phase Work Programme in accordance with the relevant Test Plans. TTP shall give QBD-IP’s Project Manager not less than ten (10) Working Days’ notice of when any such testing is to be performed and shall take the necessary steps to allow representatives of QBD-IP to attend such tests.

2.6	QBD-IP:

2.6.1	shall be responsible for (i) developing any reagent to be used in connection with its Microarrays, (ii) researching the necessary [***] (iii) developing the protocols for fabrication of the Microarrays, processing samples and analysing the Microarrays, (iv) all aspects of regulatory planning and preparing and obtaining regulatory approvals for its Microarrays and any associated instrumentation, (v) generating the product requirements for the MMS and its Microarrays, (vi) creating or obtaining the necessary reference standards, and (vii) defining the required content of design history files.

2.6.2	acknowledges and agrees that TTP’s performance of the Development Program is, in part dependent on QBD-IP providing TTP with certain materials, reagents, information and third party consents and completing some of the above mentioned activities. QBD-IP shall, from time to time through the medium of the Core Project Team and between Project Managers, update TTP on its progress with performing these activities and inform TTP of the expected timetable for completing these activities. TTP shall give notice to QBD-IP if it reasonably considers that it is or will be unable to perform the work detailed in the then current Detailed Phase Work Programme at all or by the Due Date therefor as a result of a delay by QBD-IP in supplying the materials, reagents, information or third party consents required by the date the Parties reasonably anticipated such material/reagent/information/consent would be available. Promptly following such notice, the Parties shall jointly determine (and record in writing) the period of any delay in the conduct of work detailed under a Detailed Phase Work Programme arising as a result of QBD-IP’s delay and the amendment or amendments to the timetable set out in the Outline Project Plan and any relevant Detailed Phase Work Programme which it is reasonable to make as a result of that delay; and

2.6.3	shall inform TTP promptly of any decision reached by QBD-IP’s board of directors to de-prioritise or slow progress with the development of the MMS and shall also inform TTP of any effect this is likely to have on the timetable for QBD-IP completing the activities set out in 2.6.1 above. As soon as practicably possible following such notice, the Parties shall jointly determine (and record in writing) the period of any delay in the conduct of work detailed under a Detailed Phase Work Programme arising as a result of QBD-IP’s de-prioritisation or delaying of the Development Programme and the amendment or amendments to the timetable set out in the Outline Project Plan and any relevant Detailed Phase Work Programme which it is reasonable to make as a result of that delay.

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3.	PREPARATION OF DETAILED PHASE WORK PROGRAMMES AND ASSOCIATED DOCUMENTS

3.1	At certain time points during the performance of each Detailed Phase Work Programme, the Parties may agree or the Core Project Team may request that TTP prepare the Detailed Phase Work Programme and associated Budget, Objectives and, where necessary, Target Specification(s) and Test Plans for the subsequent Phase of the Development Programme and deliver these documents to QBD-IP’s Project Manager.

3.2	TTP shall consult fully with QBD-IP in relation to the preparation of each Detailed Phase Work Programme and its associated Budget, Objectives and, where necessary, Target Specification(s) and Test Plans, and shall take account of QBD-IP’s comments and requirements.

3.3	Following the agreement by the Parties or a request by the Core Project Team, TTP shall prepare such a Detailed Phase Work Programme and its associated Budget, Objectives, Target Specification(s) and Test Plans in a timeframe of not more than thirty (30) Working Days unless there are reasonable reasons for a delay including obtaining sub-contractor or equipment quotes in which case TTP shall notify QBD-IP’s Project Manager as soon as it becomes aware of such a delay and provide a revised timescale for delivery of the Detailed Phase Work Programme.

Detailed Phase Work Programmes, Budgets, Objectives and Target Specifications

3.4	QBD-IP shall, within twenty (20) Working Days of receipt of a Detailed Phase Work Programme, Budgets, Objectives, Target Specifications and Test Plans, notify TTP’s Project Manager whether the Detailed Phase Work Programme, Budgets, Objectives, Target Specifications and Test Plans are agreed to by QBD- IP or of any respects in which it considers that the Detailed Phase Work Programme, Budgets, Objectives, Target Specifications and Test Plans do not meet QBD-IP’s requirements.

3.5	Should the Detailed Phase Work Programme, Budgets, Objectives, Target Specifications or Test Plans not meet QBD-IP’s requirements both Party’s Project Managers shall endeavour to reach agreement over the following twenty (20) Working Days. If the Project Managers cannot reach such agreement within this period, the matter shall be referred to the Core Project Team.

3.6	When a Detailed Phase Work Programme Budget, Objectives, Target Specifications and Test Plans for a particular Phase are agreed, QBD-IP shall within five (5) Working Days provide written confirmation to TTP’s Project Manager signed by QBD-IP’s Project Manager. This confirmation will be of no effect in relation to all or part of the Detailed Phase Work Programme unless it is signed by QBD-IP’s Project Manager.

3.7	TTP shall ensure that each Detailed Phase Work Programme:

3.7.1	identifies key milestones for the completion of tasks within the Development Program;

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3.7.2	identifies Objectives where appropriate for a Documented Deliverable and Target Specifications and Test Plans where appropriate for a Functional Deliverable;

3.7.3	sets out the staff expected to be assigned by TTP to the Phase of work;

3.7.4	identifies the likely site if it is not a TTP Site at which any significant task necessary to the success of the Development Programme will be carried out, and the tasks to be carried out there;

3.7.5	does not refer to any document not in the possession of QBD-IP;

3.7.6	is either consistent with the relevant parts of the Outline Project Plan or where the Detailed Phase Work Programme reasonably deviates from the Outline Project Plan, the reasons will be highlighted.

4.	PHASE COMPLETION

4.1	Upon completion of a Detailed Phase Work Programme TTP will promptly compile a package, adhering to any format requirements detailed in the Detailed Phase Work Programme, including the Documented Deliverables) and a report of the results of the performance of the Test Plans for the Functional Deliverables (the “Phase Data Package”) together with a certificate from TTP stating that it has conducted the Detailed Phase Work Programme Plan, has produced the requisite Deliverables and that either (i) it believes, on reasonable and justifiable grounds that the Deliverables meet the relevant Objectives or Target Specifications or (ii) a statement that the Deliverables do not meet the requisite Objectives or Target Specifications and an explanation of where each relevant Deliverable is defective. The Phase Data Package shall be delivered to QBD-IP’s Project Manager.

4.2	QBD-IP shall promptly consider the content of the Phase Data Package, and TTP shall present the content of the Phase Data Package to QBD-IP should QBD-IP so request it. Following such consideration QBD-IP shall (acting reasonably) decide whether the Deliverables for such Phase are acceptable and therefore the Phase been successfully completed, and will promptly notify TTP of one of the following decisions:

4.2.1	further work is required in respect of one or more Deliverables, in which case TTP and QBD-IP will agree the scope of the further work required and any associated change to the Due Date and Budget (if any), and TTP will undertake the agreed further work. Once this further work has been carried out, the Deliverables in question shall be resubmitted to QBD-IP’s Project Manager for review under the provisions of Section 4.1. If the Parties cannot agree on the further work required or associated change to the Due Date or Budget, the matter will be referred to the Core Project Team; or

4.2.2	The Phase Data Package is acceptable and the Phase in question is complete (“Phase Completion”) in which case QBD-IP, at its election, may give TTP written notice to progress to perform the Detailed Phase Work Programme for the subsequent Phase. TTP shall not progress to perform the Detailed Phase Work Programme for the subsequent Phase prior to receipt of such a written notice from QBD-IP.

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4.3	TTP shall endeavour to ensure that each Deliverable is delivered to QBD-IP and that Phase Completion occurs by the relevant Due Date and within the agreed Budget. However, the Parties recognise that the Development Programme contains significant technical risk and that Changes may be required in development activities, Due Date and Budget.

5.	PROJECT MANAGEMENT

Core Project Team

5.1	Periodically the Core Project team will be convened, at dates and times agreed by the Project Managers of QBD-IP and TTP, to review the progress of the project and to agree the priorities for, and planning of, subsequent activities.

5.1.1	In addition to the Parties’ Project Managers (or their delegates) the Core Project Team will include appropriate additional representation from the Parties’ respective project teams. Such representation will normally be at the discretion of the appropriate Party’s Project Manager, however the other Party’s Project Manager may request the attendance of specific individuals and such requests will not unreasonably be turned down.

5.1.2	Both sides shall use reasonable efforts to keep an appropriate level of continuity in representation.

5.1.3	The expected frequency of Core Project Team meetings shall be weekly by teleconference, and monthly as a face to face meeting. However the frequency may be adjusted up or down by mutual agreement.

5.1.4	TTP’s costs and expenses including travel and accommodation costs incurred in connection with Core Project Team meetings, and any other meetings requested by QBD-IP, shall be included in the Budget for each Phase; and

5.1.5	the Project Managers shall have power to invite persons whose special skills or influence might advance the Development Programme, in confidence and under confidentiality terms at least as onerous as those in this Agreement, and upon behalf of the Core Project Team, to attend and address meetings of the Core Project Team. QBD-IP shall have the right to invite observers to Core Project Team meetings. Such observers shall be subject to confidentiality terms at least as onerous as those set out in this Agreement. For the avoidance of doubt it is agreed that such observers and other invitees shall not be Core Project Team Members and shall not participate in the decision making process of the Core Project Team; and

5.1.6	the Project Managers shall agree responsibility for promptly preparing the minutes of any Core Project Team meeting. The nominated individual shall seek unanimous approval of those minutes from the other attendees, sign and date the approved minutes and promptly distribute a copy of the signed minutes to each Party. It is only such signed and dated minutes which shall constitute a decision of the Core Project Team.

5.2	The Core Project Team:-

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5.2.1	shall review and discuss progress on the Development Programme and current issues;

5.2.2	shall seek to resolve disputes referred to it by the Project Team including any dispute associated with the Phase Data Packages, or Detailed Phase Work Programmes, Objectives, Target Specifications, Test Plans and Budgets for subsequent phases; and

5.2.3	shall perform such other functions and responsibilities as are given to it under the express provisions of this Agreement but shall have no authority to amend any commercial terms of this Agreement.

Project Managers

5.3	TTP and QBD-IP each appoints the individual identified as such in the relevant Detailed Phase Work programme as its Project Manager. Each Project Manager shall have authority to represent its appointer on all day to day matters relating to the Project or arising from this Agreement. In particular the respective Parties Project Managers will be responsible (inter alia) for:

5.3.1	co-ordinating all development work in respect of the Development Programme, including overseeing the performance and quality thereof;

5.3.2	arranging and attending (personally or by representative) meetings as described in Section 5.3 and other meetings, at intervals and locations as agreed between the Parties from time to time, to discuss the Development Programme and seek to resolve any issues arising. The Parties’ respective Project Managers shall use all reasonable endeavours to resolve issues arising under this Agreement, but shall refer all problems which are outside their ordinary authority to resolve to the Core Project Team, then, if necessary, for resolution in accordance with Section 27.

5.3.3	day to day liaison between the Parties;

5.3.4	establishing a process for identifying and communicating to QBD-IP all material Intellectual Property developed by TTP not less than quarterly; and

5.3.5	such other matters as may be agreed between the Parties from time to time.

Any communication in writing signed by a Project Manager shall be binding on his or her appointer in respect of all matters concerning the Development Programme and the Change control procedure described in Section 13. TTP shall take into consideration all reasonable requests of QBD-IP’s Project Manager as to the manner in which the Development Programme is carried out.

5.4	Each Party may replace its Project Manager at any time by notice to the other Party. Each Party agrees that it will endeavour to ensure continuity of its Project Manager, but the Parties accept that Project Managers may need to be changed for operational, employment, and availability reasons.

5.5	Where the Project Manager of either Party is to be replaced, that Party shall make reasonable efforts to ensure that a replacement is appointed as soon as practicable, and that there is a reasonable handover period and that any adverse effects of the change of Project Manager on the Development Programme are minimised.

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6.	PERSONNEL

Quality and behaviour

6.1	TTP shall ensure that its Personnel:

6.1.1	have all the skill, experience, qualifications and knowledge requisite to carry out the tasks allocated to them; and

6.1.2	abide by safety and security standards, rules and regulations as have from time to time been notified to them or the relevant Sub-Contractor whilst at the other Party’s sites.

Continuity

6.2	TTP shall make reasonable efforts to maintain continuity in relation to TTP Personnel.

7.	PROGRESS REPORTING AND REVIEW

7.1	TTP shall provide to QBD-IP formal written status reports reporting progress with the Development Programme in summary form at the meetings specified in Section 5.1.

7.2	The written status reports referred to in Section 7.1 shall contain the following and any other items at agreed between the Parties:

7.2.1	written status summary;

7.2.2	activities completed during the period and activities which should have been completed during the period but were not (with an explanation); and

7.2.3	activities to be completed during the next period.

7.3	TTP shall provide to QBD-IP a formal written report at least once every quarter which details to QBD-IP all Arising Intellectual Property, Arising SureDropArray Intellectual Property and/or Arising SureDrop Intellectual Property discovered or generated under the Development Programme.

8.	TECHNOLOGY TRANSFER EXERCISE

8.1	The delivery of the Documented Deliverables and Functional Deliverables shall act to start the process of technology transfer to help QBD-IP interpret the result of the Development Programme and use the Functional Deliverables. The Parties recognise that support may be required beyond the end of the Development Programme and that such support may continue the process of technology transfer. Such support (if agreed) shall be provided on the terms set out in Section 11.

8.2	As part of the Documented Deliverables and in the level of detail and scope as agreed in the Detailed Phase Work Programme under the Master Development

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Agreement TTP shall deliver to QBD-IP materials and documents reasonably necessary to enable QBD-IP to manufacture and use TTP Print Heads in accordance with the provisions of this Agreement. Uncertainty in the design of TTP Print Heads may remain at the start of Phase 3 and TTP does not guarantee that the materials and documents will be sufficient for the stated purpose at such time.

8.3	The Parties acknowledge and agree that any breach by TTP of its obligations under this Agreement that involves significant non-performance may cause irreparable harm to QBD-IP for which monetary damages alone may be an inadequate remedy for the injuries and damage that would be suffered and incurred by QBD-IP; therefore, QBD-IP shall have, in addition to any remedies available at law, the right to seek equitable relief (including without limitation specific performance) to enforce this Agreement. In the event that QBD-IP is unsuccessful in obtaining an order for specific performance from the courts but it is nevertheless determined by the court that TTP has committed a material breach or persistent breach as described in Section 17.1.1, QBD-IP shall be entitled to terminate this Agreement on written notice to TTP and in such circumstances TTP shall deliver to QBD-IP such information and materials that QBD-IP may reasonably require to complete the development of the MMS.

9.	ACCESS AND INSPECTION

Access

9.1	In agreeing the Detailed Phase Work Programme, QBD-IP and TTP shall agree the site(s) at which the work to be conducted during that Phase will be conducted. It is currently assumed that TTP’s work (excluding tasks to be undertaken by AGR Automation Limited) will be entirely conducted at TTP Site(s) with the exception of the installation of the pilot MMS modules in Phase 4 of the MMS project where TTP will install the MMS at QBD-IP Site(s).

9.2	The Parties agree that where:

9.2.1	it has been agreed in the Detailed Work Programme that TTP should have Access to QBD-IP Site(s) QBD-IP shall allow agreed TTP Personnel, on production of satisfactory evidence of identity access to identified areas of QBD-IP Site(s) and reasonable facilities in those identified areas of the QBD-IP Site(s), at agreed times to the extent necessary to undertake TTP’s agreed tasks at that QBD-IP Site(s), provided that, unless the Parties agree otherwise in writing, QBD-IP shall not be obliged to make available any office to TTP or the Sub-Contractors or other space available for the exclusive use of TTP or the Sub-Contractors; and

9.2.2	it has been agreed in the Detailed Work Programme that QBD-IP should have Access to TTP Site(s) TTP shall allow agreed QBD-IP Personnel, on production of satisfactory evidence of identity access to identified areas of TTP Site(s) and reasonable facilities in those identified areas of the TTP Site(s), at agreed times to the extent necessary to undertake QBD-IP’s agreed tasks at that TTP Site(s), provided that, unless the Parties agree otherwise in writing, TTP shall not be obliged to make available any office to QBD-IP or other space available for the exclusive use of QBD-IP.

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9.3	While at a QBD-IP Site(s), TTP shall not cause any:

9.3.1	damage or injury to that QBD-IP Site(s) or the personnel, equipment, software, records or other materials located at that QBD-IP Site(s); or

9.3.2	disruption to the performance of the Development Programme or the businesses of QBD-IP, and shall ensure that the Sub-Contractors do not do so.

9.4	While at a TTP Site, QBD-IP shall not cause any:

9.4.1	damage or injury to that TTP Site(s) or the personnel, equipment, software, records or other materials located at that TTP Site(s); or

9.4.2	disruption to the performance of the Development Programme or the businesses of TTP.

Inspection

9.5	Subject to receiving reasonable prior notice, TTP shall permit QBD-IP’s Project Manager (and other duly authorised representatives) such access (during normal working hours) to the sites at which the Development Programme is being conducted as may be reasonably appropriate having regard to the nature and progress of the Development Programme at any given time. However, the Parties recognises that TTP’s facilities are shared with a number of projects containing confidential information of third parties and it may not be possible to provide access to all areas of TTP Site(s) and the Parties agree that TTP may temporarily relocate the Development Programme hardware to facilitate such review by QBD-IP. Furthermore, the Parties recognise that such visits may distract the Development Programme and the TTP project team and frequent such visits may impact the Development Programme, Due Date and Budget.

9.6	In the event that a Competent Authority communicates an impending inspection or an unannounced visit of a TTP Site at which the Development Programme is being performed, TTP shall notify QBD-IP thereof within twenty-four (24) hours of receipt of the communication. TTP shall advise and if appropriate allow QBD-IP Personnel to be present at such inspection if requested by QBD-IP and allowed by the Competent Authority during a Competent Authority inspection and exit interview if such inspection/interview is related to the Development Programme, the MMS or the MPI.

10.	SUPPLY TERMS

10.1	Once during Phase 3 the Target Specifications for the TTP Print Heads are in near final form the Parties shall consider whether TTP or a TTP Affiliate or QBD-IP or a QBD-IP Affiliate or a mix of the two Parties will produce and/or supply the commercial quantities of TTP Print Heads and Microarrays that will be required by QBD-IP. In order to protect the know how forming part of the TTP and QBD-IP Intellectual Property Rights the Parties agree they will manufacture the TTP Print Heads and Microarrays themselves, and, subject to mutual written agreement (including in respect of provisions protecting information relating to the TTP Print Heads) otherwise, not use contract manufacturers. If TTP or an affiliate is to manufacture and supply some or all of the TTP Print Heads or Microarrays, the Parties shall in good faith negotiate and agree the terms of a supply agreement at that time.

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11.	SUPPORT SERVICES

11.1	QBD-IP may require on-going support and technology transfer services (“Support Services”) from TTP beyond the services provided in the Development Programme following completion of the Development Programme. TTP agrees to provide such support and technology transfer services on an as-needed project-by-project basis as required by QBD-IP on the following basis:

11.1.1	When QBD-IP identifies a need for Support Services, QBD-IP and TTP will agree the scope of such Support Services required including the scope of work, cost (“Support Fees”) and timescale.

11.1.2	TTP agrees to make its staff available to provide Support Services for at least a period of 5 years following completion of the Development Programme.

11.1.3	TTP will provide such Support Services under its standard terms of business and at its then prevailing fee rate for the staff required, or as agreed between the Parties at the time of agreeing the scope of Support Services (“Support Terms”).

11.1.4	The Support Fees are payable in addition to any sums paid by QBD-IP to TTP for the performance of the Development Programme.

12.	DEVELOPMENT COSTS

Payment of Development Costs

12.1	TTP will not exceed the Budget for any Detailed Phase Work Program without prior written authorisation from QBD-IP under the Change process described in Section 13 (such authorisation not to be unreasonably withheld or delayed). TTP shall use reasonable efforts at all times during the term of this Agreement and exercise care and diligence to keep the Development Costs within the limits set out in the relevant Budget.

12.2	Prior to starting each Phase TTP and QBD-IP will agree the Budget for that Phase and it shall be set out in the Detailed Phase Work Programme for that Phase. This Budget shall be TTP’s good faith estimate of all of the Development Costs to be incurred by TTP in performance of its obligations under that Detailed Phase Work Programme. Such Budget should not be construed as an offer to complete the Detailed Phase Work Programme at a fixed cost, but TTP will not exceed such Budget without prior written authorisation from QBD-IP under the Change process described in Section 13.

12.3

The Professional Fees component of the Development Costs for each Phase will be invoiced to QBD-IP monthly as detailed in the Detailed Phase Work Programme. The Parties shall meet on a quarterly basis to reconcile the Professional Fees paid by QBD-IP against the Professional Fees actually incurred by TTP for the previous quarter. If, as a result of such reconciliation, it is found that QBD-IP has overpaid or underpaid any amount hereunder, then TTP shall issue a credit note or invoice to QBD-IP in the amount of the overpayment or

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underpayment (as applicable). QBD-IP may use any credit note in payment against current or future invoices (and, unless otherwise agreed, if there are no future invoices from TTP to QBD-IP then TTP shall pay such sum to QBD-IP within thirty (30) days of the date of the credit note by way of cash payment). QBD-IP shall pay any invoice within thirty (30) days of the date of the invoice.]

12.4	TTP will invoice the Materials Costs and Third Party Costs component on Development Costs monthly as incurred including a handling charge. The handling charge shall be [***] of each item of Material Costs or Third Party Costs subject to a maximum handling charge of [***] per item. For clarity there shall be no handling charge in relation to the Third Party Costs due in relation to the services provided by AGR Automation Limited. Such costs are not expected to be apportioned evenly across the duration of a given Phase.

12.5	On receipt of a valid invoice for either Professional Fees or Materials Costs and Third Party Costs, QBD-IP shall pay TTP within 14 days of the date of invoice.

12.6	TTP will keep QBD-IP regularly informed of technical progress in completing a given Phase against Development Costs incurred by way of a monthly cost report to QBD-IP which report shall be submitted to QBD-IP within ten (10) days of the end of each calendar month. In this report TTP shall report:

12.6.1	Development Costs incurred in performing work under the current Detailed Phase Work Programme to date with an explanation of how the Development Costs break down by category (Professional Fees, Material Costs, Third Party Costs);

12.6.2	Development Costs invoiced and paid under the current Detailed Phase Work Programme to date; and

12.6.3	Projected Development Costs to Phase completion; and

12.6.4	a comparison of Development Costs incurred against the Budget.

If TTP reasonably believe that it will not be able to complete the current Phase of the Development Programme within the agreed Budget and its actual Development Costs will exceed the Budget, TTP may request a Change to the Budget in accordance with the procedure set out in Section 13. Should QBD-IP agree to a Change to the Budget, the Parties shall amend the invoicing schedule and Budget in the Detailed Phase Work Programme to reflect the revised costs.

12.7	Invoices for Third Party Costs that have been invoiced to TTP in currencies other than pounds sterling shall be converted to pounds sterling using the exchange rates for such currencies for the date of the relevant invoice. Such exchange rate shall be the mid-price exchange rate taken from the Financial Times published on the date of the relevant invoice or such other publication as may be agreed by the Parties from time to time.

Records Retention and Audit

12.8

TTP shall keep or cause to be kept accurate records or books of account in accordance with IFRS accounting principles that, in reasonable detail, fairly reflect the reimbursable Development Costs including a time reporting system on

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FTE hours spent and records of Material Costs and Third Party Costs incurred on the Development Program. Such books and records shall be maintained by TTP for at least six (6) years following the end of the calendar year to which they pertain.

12.9	Upon the written request of QBD-IP, TTP shall permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm reasonably acceptable to TTP to inspect during regular business hours and no more than once a calendar year and going back no more than two (2) calendar year after receipt of the respective invoice, all or any part of the records and books necessary to verily such invoices and reports. The accounting firm shall enter into appropriate obligations with TTP to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to the Parties only whether such invoices and reports are correct and details concerning any discrepancies, but no other information shall be disclosed to QBD-IP. The charges of the accounting firm shall be paid by QBD-IP, except that if the Development Costs for a particular calendar year have been overstated by more than five per cent (5%), the charges shall be paid by TTP.

General

12.10	All payments to TTP under the terms of the Agreement are expressed to be exclusive of value added tax howsoever arising and QBD-IP shall pay to TTP in addition to those payments all value added tax for which TTP is liable to account to H M Revenue & Customs in relation to any supply made or deemed to be made for value added tax purposes to this Agreement on receipt of a tax invoice or invoices from TTP.

12.11	Save as provided in Section 12.5, payment of invoices shall be due 30 days after the date of invoice.

12.12	All payments made to TTP under this Agreement shall be made by wire transfer to the account of TTP at [***] or any other bank account that may be notified by TTP to QBD-IP from time to time.

12.13	If QBD-IP fails to make any payment due to TTP hereunder on the due date for payment and the payment is not in dispute between the Parties, or the dispute has not been resolved, without prejudice to any other right or remedy available to TTP, TTP shall be entitled to charge QBD-IP interest (both before and after judgement) on the amount unpaid at the rate of [***] per month calculated on a daily basis until payment in full is made without prejudice to TTP’s right to receive payment on the due date.

13.	CHANGE CONTROL

13.1	Either Party may specify and request any Change by issuing a Change Request.

13.2	Upon issue of a Change Request, the Parties’ Project Managers shall meet at a mutually convenient time to consider the Change and consequences.

13.3	If the Change impacts on TTP’s obligations under the Development Programme EXECUTION VERSION TTP will, prior to such meeting, provide QBD-IP with a revised estimate of the Budget and Due Dates resulting from the Change.

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13.4	If a Change is agreed by both Project Managers, a Change Control Note will be produced by the Project Managers to reflect the Changes and signed by both Parties.

13.5	If the Project Managers do not agree to a Change Request, the matter will be referred to the Core Project Team for resolution.

14.	SOURCE CODE

14.1	On delivery of each relevant Deliverable, TTP shall deliver to QBD-IP two copies of the updated version of the Bespoke Software in Source Code and object code form.

14.2	On the delivery of a final release of the Standard Software to the final Target Specification therefor to QBD-IP, TTP shall deliver to QBD-IP two copies of the Source Code of that item.

15.	VIRUSES

15.1	TTP warrants that, on delivery to QBD-IP, the Software will have been checked for computer viruses, worms, software bombs or similar items (“Viruses”) pursuant to the Test Plans to be agreed by the Parties and TTP will not deliver Software that has been identified as containing a Virus.

15.2	Without prejudice to Section 15.1, each Party shall make reasonable efforts to ensure that, in connection with the performance of its obligations under this Agreement, it does not introduce any Viruses into any software programs used by the other Party.

16.	TERM

This Agreement shall be deemed to have come into effect on the Effective Date and unless terminated earlier under Section 17 shall terminate when the Parties agree in writing that the Development Programme is finished in its entirety.

17.	TERMINATION

17.1	For breach, insolvency, etc.

17.1.1	Either Party (the “Initiating Party”) may terminate this Agreement with immediate effect by notice to the other Party (the “Breaching Party”) on or at any time after the occurrence of any of the following events:

(a)	a material breach by the Breaching Party of an obligation under this Agreement and, if the breach is capable of remedy, the Breaching Party failing to remedy the breach within thirty (30) Working Days starting on the Working Day after receipt of notice from the Initiating Party giving particulars of the breach and requiring the Breaching Party to remedy the breach;

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(b)	a breach by the Breaching Party of an obligation under this Agreement, whether or not it is capable of remedy, which is persistent In this Section 17.1.1(b):

(i)	a breach is deemed to be “persistent” if it is repeated (after notice of having been given to the Breaching Party) sufficiently often to have a material impact on the conduct of the Initiating Party’s business; and

(ii)	similar breaches are deemed to be instances of the same breach;

(c)	the Breaching Party passing a resolution for its winding-up or a court of competent jurisdiction making an order for the Breaching Party’s winding-up or dissolution;

(d)	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrance taking possession of or selling, an asset of the Breaching Party; or

(e)	the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

17.2	For convenience

QBD-IP shall have the right at any time to give thirty (30) days’ notice of termination of this Agreement in writing to TTP if in QBD-IP’s sole opinion QBD-IP decides not to proceed with this entire Agreement for whatever reason, such reason being specified in the notice. This Agreement shall terminate upon expiration of such thirty days (30) day notice period. During such notice period TTP will bring the current Phase to an orderly close and QBD-IP shall be liable for all Development Costs incurred by TTP to the expiration of the notice period, any costs incurred in bringing the Phase to a close and any Materials Costs and Expenses Costs irrevocably committed to at the date of notice of termination.

17.3	For delay between Phases

If QBD-IP requests a delay between Phase Completion of Phase 3 and the authorisation to start work on Phase 4 the Parties will mutually agree a fee to be paid to TTP to compensate TTP for the delay.

18.	CONSEQUENCES OF TERMINATION

18.1	Expiry or termination of this Agreement does not affect a Party’s accrued rights and obligations at the date of expiry or termination.

18.2	The provisions of Sections 1, 8, 10, 11, 14, 18, 20,21, 26, 27, 30, 31 and 32 shall survive the expiry or any termination of this Agreement and shall continue in full force and effect.

18.3	If the Agreement is terminated for any reason, QBD-IP shall pay to TTP all unpaid Development Costs (if any) incurred by TTP for all work properly

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performed by TTP and any Materials Costs irrevocably committed to under the Detailed Phase Work Programme(s) current at the date of termination and TTP will deliver to QBD-IP all materials and other results of work in progress which it has prepared in the course of performing its obligations under this Agreement and which have not already been delivered.

19.	EXCLUSION OF WARRANTIES AND CONDITIONS

Except as set out in this Agreement, all conditions, warranties and representations expressed or implied by (i) statute, (ii) common law or (iii) otherwise are excluded.

20.	INDEMNITIES

20.1	QBD-IP agrees to indemnify and hold TTP harmless from and against all claims and demands resulting from damage or loss occasioned by QBD-IP’s use, operation or commercialisation of the Bespoke Materials, Software or other results of or Deliverables arising from the Development Programme, and from costs and expenses arising therefrom, including legal costs.

20.2	If either Party becomes aware of a matter which may give rise to a claim under an indemnity given by the other Party in this Agreement:

20.2.1	that Party shall:

(a)	notify the other Party immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with the other Party with respect to the matter - if the matter has become the subject of proceedings that Party shall notify the other Party within sufficient time to enable the other Party to contest the proceedings before final judgment;

(b)	give the other Party and its advisers reasonable access to premises and personnel and to all relevant assets, documents and records that it possesses or controls for the purposes of investigating the matter and enabling the other Party to take the action referred to in Section 20.2.2;

(c)	having weighed up its reasonable interests with respect to other clients, customers or licensees, take any action and institute any proceedings, and give any information and assistance, that the other Party may reasonably request and that Party may reasonably be able to provide to:

(i)	dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(ii)	enforce against a person (other than the other Party) that Party’s rights in relation to the matter;

(d)	in connection with proceedings related to the matter (other than against the other Party) use advisers chosen by the other Party and, if the other Party requests, allow the other Party the exclusive conduct of the proceedings; and

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(e)	not admit liability in respect of or settle the matter without first obtaining the other Party’s written consent (not to be unreasonably withheld or delayed); and

20.2.2	the other Party:

(a)	may take copies of the documents or records, and photograph the premises or assets, specified in Section 20.2.1(b); and

(b)	shall indemnify that Party against all reasonable costs incurred as a result of a request or choice by the other Party in relation to any proceedings relating to the matter.

20.2.3	Each obligation of a Party to indemnify the other Party under this Agreement against a loss, liability or cost is conditional upon the other Party complying with Section 20.2 in relation to the matter giving rise to the claim.

21.	LIABILITY AND INSURANCE

21.1	Neither Party excludes or restricts in any way its liability for:

21.1.1	death or personal injury resulting from its own negligence or the negligence of its employees, agents or contractors acting in the course of their employment, agency or contract;

21.1.2	breach of any implied terms as to title under section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods and Services Act 1982;

21.1.3	any loss or damage incurred by the other Party due to the wilful or deliberate unlawful act or omission or wilful or deliberate material breach of it or its employees, contractors or agents; or

21.1.4	breach of Sections 20 or 26.

21.2	Except in relation to the liabilities described in Section 21.1, but notwithstanding any other term in this Agreement neither Party shall be liable to the other Party (whether in contract, tort, under statute or otherwise (including in each case negligence)) for any losses which are not reasonably foreseeable at the Effective Date, or for any indirect or consequential loss or damage whatsoever or any punitive or exemplary damages, arising under or in relation to this Agreement or the events contemplated by this Agreement.

21.3	Each Party undertakes and agrees to take out adequate insurance cover with an insurance office of repute to cover its liability in respect of the full performance of all its duties and obligations under this Agreement. Each Party agrees to produce a copy of such an insurance policy satisfactory to the other Party together with evidence of the validity of such policy satisfactory to the other Party within twenty (20) Working Days of the date of this Agreement.

21.4	The provisions of this Section 21 shall survive the termination of this Agreement for whatever reason.

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22.	FORCE MAJEURE

22.1	If a Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event then:

22.1.1	that Party’s obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that it is so prevented, hindered or delayed;

22.1.2	as soon as possible alter the start of the Force Majeure Event that Party shall give notice to the other Party of the nature of the Force Majeure Event, the date and time at which the Force Majeure Event started and the likely effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

22.1.3	if that Party does not comply with Section 22.1.2 it shall forfeit its rights under Section 22.1.1;

22.1.4	that Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

22.1.5	as soon as possible after the end of the Force Majeure Event that Party shall notify the other Party that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

23.	THIRD PARTY RIGHTS

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. No Person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties, which agreement must refer to this Section 23.

24.	REPRESENTATIONS AND WARRANTIES

Each Party represents, undertakes and warrants that:

24.1	it is, and shall remain, duly organised and validly existing under the laws of the jurisdiction of its incorporation (as identified on page 1 of this Agreement) and has been in continuous existence since incorporation;

24.2	it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under, this Agreement; and

24.3	it has, and shall continue to have, the right, power and authority to enter into all the transactions contemplated by this Agreement.

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25.	ASSIGNMENT

25.1	Subject to Section 25.2, neither Party may assign or transfer or purport to assign or transfer any right or obligation under this Agreement unless it first obtains the other Party’s written consent.

25.2	QBD-IP may transfer its rights and/or (subject to Section 25.3), obligations under this Agreement to an Affiliate without obtaining TTP’s consent, but shall give notice to TTP before making any such transfer. If reasonably required by TTP in connection with a proposed transfer, QBD-IP undertakes to procure a parent company guarantee or similar assurance from QBD-IP in respect of the performance of the relevant Affiliate to which this Agreement is to be transferred.

25.3	If either Party (the “Transferring Party”) is permitted, under Section 25.1 to transfer its rights and obligations under this Agreement to another person, and wishes to do so, the other Party shall, if requested to do so by the Transferring Party in writing, promptly enter into a transfer agreement (in a form to be reasonably determined by the Transferring Party) with the Transferring Party and that other person, which provides for the other person to assume the rights and obligations of the Transferring Party (including accrued rights and obligations) under this Agreement and the Transferring Party to cease to be a Party to this Agreement, but makes no other substantial provision.

26.	CONFIDENTIALITY

26.1	Each Recipient Party in possession of Confidential Information shall maintain such Confidential Information as completely and strictly confidential and use it only for the purposes of this Agreement in accordance with this Section 26. It is acknowledged that the purposes of this Agreement will entail some of the Confidential Information relating to the design, manufacture and use of the TTP Print Heads and Microarrays coming into the public domain as a result of their supply, however the Parties shall use their best endeavours to minimise such coming into the public domain to the maximum extent commercially practicable and neither Party shall use the Confidential Information of the other Party for any purpose other than the purposes of this Agreement. This obligation of confidentiality shall continue for a period equal to the longer of: (i) five (5) years after the date of expiration or termination of this Agreement; or (ii) for so long as the exceptions set out below in the next subsequent paragraph do not apply to the relevant Confidential Information. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential, proprietary information of like importance, but in any event no less than reasonable care. Notwithstanding the foregoing, the Recipient Party of the categories of Confidential Information shall be relieved of the confidentiality and limited use obligations of this Agreement to the extent that the Recipient Party establishes by written evidence that:

26.1.1	the Confidential Information was previously known to the Recipient Party from sources other than the Disclosing Party at the time of disclosure and other than under an obligation of confidentiality;

26.1.2	the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure; or

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26.1.3	the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure to the Recipient Party other than through any act or omission of the Recipient Party in breach of this Agreement; or

26.1.4	the Confidential Information is acquired in good faith in the future by the Recipient Party from a third party who has a lawful right to disclose such information and who is not under an obligation of confidence to the Disclosing Party with respect to such information; or

26.1.5	the Confidential Information is subsequently developed by or on behalf of the Recipient Party without use of the Disclosing Party’s Confidential Information.

26.2	Notwithstanding the above obligations of confidentiality and non-use a Recipient Party or its Affiliates (to whom such Confidential Information has been properly provided in accordance with the provisions of this Agreement) may:

26.2.1	in the case of QBD-IP, disclose Confidential Information to a Competent Authority as reasonably necessary to obtain regulatory approval in a particular jurisdiction for the MMS or the Microarrays to the extent consistent with the licences granted under terms of this Agreement; and

26.2.2	disclose Confidential Information: (i) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (ii) to the extent such disclosure is required to comply with a Legal Requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA or any other stock exchange on which securities issued by either Party may be listed); provided, to the extent possible bearing in mind such Legal Requirements and such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure ten (10) Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, unless a shorter review time is agreed; and

26.2.3	disclose Confidential Information to such Recipient Party’s employees, Affiliates, contractors, distributors, licensee’s, agents, consultants, as such Recipient Party reasonably determines is necessary to receive the benefit of the licences and rights granted or available to it under this Agreement or to fulfil its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 26.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

26.2.4

disclose Confidential Information: (i) to its actual or potential investment bankers; (ii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; and (iii) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such

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persons must be obligated to substantially the same extent as set forth in Section 26.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

26.2.5	disclose Confidential Information to its legal advisers for the purpose of seeking advice.

26.3	Save as permitted in Section 26.2:

26.3.1	neither Party shall make any public announcement or statement to the public containing Confidential Information without the prior written consent of the other. No such public announcements or statements shall be made without the prior review and consent of the appropriate individual designated for the purpose by the other Party;

26.3.2	neither Party shall mention or otherwise use the name or trade mark of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the appropriate individual designated for the purpose by the other Party.

26.3.3	Alternative forms of Confidential Information, including all summaries, copies and extracts of the same, whether prepared by the Disclosing Party or not, shall be the sole property of the Disclosing Party and upon written request of the Disclosing Party, the Recipient Party shall immediately deliver the same to the Disclosing Party or destroy it, save as required by any applicable law or any Competent Authority.

27.	DISPUTE RESOLUTION

27.1	Any dispute arising out of or connected with this Agreement (a “Dispute”), including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity, shall be determined accordance with Sections 27.2.

27.2	The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as follows: any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Executives of both Parties at levels one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within thirty (30) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within sixty (60) days of the disputing Party’s notice, or if the Parties fail to meet within thirty (30) days, the dispute shall be automatically referred to officers of both Parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. Such officers shall meet within thirty (30) days of such date of referral. If the matter has not been resolved within sixty (60) days from the referral of the dispute to officers of both Parties, or if no meeting of such officers has taken place within thirty (30) days after such referral, either Party may initiate proceedings as set forth herein. Other than with respect to the right of a Party to seek immediate injunctive relief, any dispute between the Parties arising out of this Agreement or the performance of any of the Parties under this Agreement shall first be attempted to be resolved through the negotiation procedure set forth herein.

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27.3	Courts

27.3.1	Subject to Section 27.2, the courts of England have exclusive jurisdiction to settle Disputes.

27.3.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

28.	FURTHER ASSURANCE

Each Party shall, to the extent that it is reasonably able to do so and at the other’s cost, execute all documents and do all acts and things reasonably required by the other to give effect to the terms of this Agreement; and TTP shall ensure that the Sub-Contractors do so.

29.	ENTIRE AGREEMENT

29.1	This Agreement, together with the other documents referred to in this Agreement, and the Intellectual Property Rights Agreement made between the Parties, constitutes the entire agreement, and supersedes any previous agreements, between the Parties relating to the subject matter of this Agreement.

29.2	Each Party acknowledges that it has not relied on or been induced to enter into this Agreement by a representation other than those expressly set out in this Agreement and the other documents referred to in this Agreement.

29.3	A Party is not liable to the other Party (in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way) for a representation that is not set out in this Agreement or the other documents referred to in this Agreement.

29.4	Section 29.3 does not affect a Party’s liability in respect of a fraudulent misrepresentation.

30.	NOTICES

30.1	A notice under or in connection with this Agreement shall be in writing, in English and delivered personally or sent by first class post or by fax to the Party due to receive the notice to the address specified in Section 30.2 or to another person, address or fax number specified by that Party by written notice to the other Party received before the notice was sent.

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30.2	The address referred to in Section 30.1 is:

30.2.1	in the case of other notices to TTP to:

Address:	The Technology Partnership plc Melbourn Science Park
Melbourn, Royston Hertfordshire SG8 6EE
Fax:	+44 1763 261582
marked for the attention of Dr Sam Hyde, Managing Director; and

30.2.2	in the case of other notices to QBD-IP to:

Address:	PO Box 1075 Elizabeth House 9 Castle Street Jersey JE4 2PQ
Fax:
marked for the attention of Paul Cowan, Chief Executive Officer.

30.3	Unless there is evidence that it was received earlier, a notice under this Agreement is deemed given:

30.3.1	if delivered personally, when left at the address referred to in Section 30.1;

30.3.2	if sent by mail, two (2) Working Days after it is posted; and

30.3.3	if sent by fax, on completion of its transmission.

31.	GENERAL

31.1	A variation of a Section of this Agreement (excluding the schedules) is valid only if it is in writing and signed by a duly authorised representative of each Party.

31.2	A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents a further exercise of the right or remedy or the exercise of another right or remedy.

31.3	The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

31.4	No provision of this Agreement creates a partnership between the Parties or makes a Party the agent of the other Party for any purpose. A Party has no authority to bind, to contract in the name of or to create a liability for the other Party in any way or for any purpose.

31.5	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

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31.6	If any provision of this Agreement shall be declared invalid, unenforceable or illegal by any court of competent jurisdiction, such provision may be severed and such invalidity, unenforceability or illegality shall not prejudice or affect the validity, enforceability and legality of the remaining provisions of this Agreement.

32.	GOVERNING LAW

This Agreement and all matters arising from or connected with it are governed by English law.

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SCHEDULE 1

OUTLINE PROJECT PLAN

COMPLETED PHASES

A number of previous studies have been performed under this Agreement These phases can be summarised as follows:

Phase 1 and Phase 2 of MMS Development: These phases included development and feasibility work associated with initial design and specification of the MMS. The most recent output of this work is a phase 2 report which at specified the required process flow for the MMS and specified as much as possible the equipment required to build the MMS. This work has allowed QBD-IP to develop a User Requirements Specification for the MMS.

Phase 1 and Phase 2 of Print Technology: These phases included development and feasibility work associated with the development the SureDrop print technology for application in the QBD-IP field. Phase 2 specifically analysed the benefits of SureDrop versus SureDropArray for application in the QBD-IP field and determined that the appropriate technology was SureDrop. Phase 2 of the print technology further developed the print technology to demonstrate improved stability when printing red blood cells, understanding of [***] procedures and analyse of different [***] along with additional activities. At the end of this phase all high technical risk areas had been mitigated and the risk rating reduced to medium technical risk or lower.

Phase 1 of Microarray Processing Instrument: In this phase a study was undertaken determine feasibility and initial design concepts for a microarray processing instrument. The conclusion of this phase of work produced a User Requirements Specification. QBD-IP has subsequently determined that microarray processing instrument will be designed and developed by STRATEC Biomedical. TTP will be engaged to develop the exterior of the instrument often referred to as “the skin” of the instrument.

Phase 1 of Test Plate Development: In this phase, various options for the packaging of the microarray consumable were contemplated and examined. QBD-IP has as a result of this work and additional work determined the format of the microarray consumable and further efforts on this have been included into Phase 3 of the MMS.

QBD-IP hereby confirms satisfactory completion of and full acceptance of each relevant phase.

In-199497

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OUTLINE PROJECT PLAN

[***]

Figure: Current outline plan with interactions with other MosiQ™ project modules.

In-199497

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SCHEDULE 2

DETAILED PHASE WORK PROGRAMMES

To be added pursuant to the provisions of this Agreement

FOR GUIDANCE ONLY

TTP	PROPOSAL	DATED	25/10/2013	FOR	PHASE	3

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SCHEDULE 3

DELIVERABLES FOR PHASE 3

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SCHEDULE 4

PRINCIPLES AND STANDARDS

The development programme will be conducted according normal good industry practice.

Any specific industry standards to which the design or development activities must comply will be agreed prior to the start of each phase and documented in the detailed work programme before QBD-IP’s authorisation to proceed.

In-199497

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SCHEDULE 5

SOFTWARE

1.1	Standard Software in respect of which Source Code is to be provided

This section will be updated as the development programme progresses.

In-199497

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SCHEDULE 6

CHANGE CONTROL

Authorisation

Changes may only be made in accordance with the Change control procedure set out in Section 13.

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Annex A to Schedule 6: Requirements of Change Control Notes

Each Change Control Note shall:

1.	provide for the proposed Change to meet all the requirements set out in the relevant Change Request;

2.	provide for the amendments to the Schedules, Documented Deliverable, Functional Deliverable, Project Plan or Budget which are necessary to reflect the implementation of the proposed Change to become effective on the agreed timescale;

3.	describe in reasonable detail the additional work likely to need to be carried out to implement the Change, and any work that would otherwise have needed to be carried out but will not be required if the Change is implemented;

4.	set out a reasonable estimate of the increase or decrease in TTP’s charges under this Agreement likely to arise as a result of the implementation of the Change;

5.	propose no other changes to the Schedules, Documented Deliverable, Functional Deliverable, Project Plan or Budget;

6.	be in English and in language likely to be readily comprehensible to QBD-IP staff likely to be involved in reviewing the Change Control Note; and

7.	not refer to any document not provided to or in the possession of QBD-IP

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Annex B to Schedule 6: Form of Change Request

Change Control Request Form
Change Control Request Number:	Version:
Change Request Title:
Request Initiator Information:
Name:	Company:
Date Requested:	Date Required:
Requested Change Information:
Details of Requested Change:	<Detailed description of proposed change>
Justification for Requested Change:	<Detailed reasons and justification for change>
Change Proposal:	<Mechanism of implementing change and details of additional work likely to be needed to implement proposed change, or any work no longer required as a result of the change>
Impact of Requested Change:	Schedules:
<details of changes to project schedules>
Deliverables:
<details of changes to project Deliverables>
Completion Dates:
<details of changes to timelines for deliverables as a result of change>
Budget:
<details of increases or decreases in TTP charges as a result of change>
Other:
<details of other areas of impact as a result of change>

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Annex C to Schedule 6: Form of Change Control Note

Change Control Note
Change Control Note Number:		Version:
Change Control Note Title:
Change Initiator Information:
Name:		Company:
Date Requested:		Date Reviewed:
Change Information:
Details of Change:		<Detailed description of agreed change>
Justification for Agreed Change:		<Detailed reasons and justification for agreed change>
Change Process:		<Mechanism of implementing agreed change and details of additional work required to implement agreed change, or any work no longer required as a result of the agreed change>
Impact of Agreed Change:		Schedules:
<details of agreed changes to project schedules>
Deliverables:
<details of agreed changes to project deliverables>
Completion Dates:
<details of changes to timelines for deliverables as a result of agreed change>
Budget:
<details of increases or decreases in TTP charges as a result of agreed change>
Other:
<details of other areas of impact as a result of agreed change>
Change Agreement:
	Signature	Date
Project Manager (QBD-IP Bioscience Ltd)
Project Manager (The Technology Partnership Ltd.)

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EXECUTED BY THE PARTIES

Signed by: SAM HYDE

for and on behalf of

THE TECHNOLOGY PARTNERSHIP PLC

/s/ Sam Hyde	Signature

Signed by

for and on behalf of

QBD (QS-IP) LIMITED

/s/ Ed Farrell	Signature

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